HEI Exhibit 99
NEWS RELEASE
February 14, 2022

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Vice President, Investor Relations & Corporate Sustainability	E-mail: ir@hei.com

HEI REPORTS 2021 RESULTS

Full Year Net Income of $246.2 million and Diluted Earnings Per Share (EPS)1 of $2.25
Quarterly Dividend Increased to $0.35 Per Share

2021 Highlights:

•24% consolidated EPS growth driven by solid performance at both utility and bank
◦Utility earnings reflect focus on cost efficiency and customer savings
◦Bank results bolstered by significant negative provision, reflecting meaningful credit quality and economic improvement over prior year

•Hawaiian Electric advanced strategic initiatives and delivered strong financial performance, while providing significant customer savings
◦Delivered $8 million in customer savings through efficiency and productivity measures
◦Provided additional $2 million for customer bill credit program
◦Announced goal to reduce carbon emissions from power generation 70% by 2030 compared to 2005 and be carbon neutral or better by 2045
◦Reached 1 GW of total solar capacity on system
◦Private rooftop systems grew more than 5%, resulting in 21% of Hawaiian Electric’s residential customers with rooftop solar

•Solid profitability and execution from American Savings Bank
◦76% net income growth compared to 2020, largely due to $25.8 million negative provision for credit losses
◦Strong deposit and earning asset growth, up 10.6% and 11.4%, respectively
◦Net interest margin of 2.91%, with record low funding costs
◦Continued strong capital and liquidity position

HONOLULU - Hawaiian Electric Industries, Inc. (NYSE - HE) (HEI) today reported 2021 year-end consolidated net income for common stock of $246.2 million and EPS of $2.25 compared to $197.8 million and EPS of $1.81 for 2020. For the fourth quarter of 2021, consolidated net
1 Unless otherwise indicated, throughout this release earnings per share (EPS) refers to diluted earnings per share.

income for common stock was $54.5 million and EPS was $0.50 compared to $50.5 million and EPS of $0.46 for the fourth quarter of 2020.
“We’re proud of how our HEI companies performed in 2021 — financially, for the customers who rely on us, for our communities and for the long-term health of our state,” said Scott Seu, HEI president and CEO. “Solid execution on strategic and operational initiatives in 2021 positioned us well to progress our priorities this year.
“Our utility’s focus on cost efficiency enabled us to deliver $8 million in savings to customers in 2021. At year end we dedicated an additional $2 million to provide bill credits for eligible customers in need of support as our state continues its economic recovery. In addition, in 2021 we demonstrated our strong commitment to addressing climate change. We pledged to cut carbon emissions from power generation 70% by 2030, compared to a 2005 baseline, and achieve or exceed carbon neutrality by 2045. And together with our customers we reached one gigawatt of solar capacity on our system, an important milestone toward our goal. We look forward to continuing to work with stakeholders to build on this momentum.
“Our bank’s results reflect strong performance by our teammates, solid credit quality, significant improvement in the Hawaii economy and robust earning asset growth. We made major strides in our digital transformation and remain focused on making banking easy anytime and anywhere for our customers,” said Seu.

HAWAIIAN ELECTRIC COMPANY EARNINGS2
Full Year Results:
Hawaiian Electric Company’s (Hawaiian Electric) full-year net income was $177.6 million, compared to $169.3 million in 2020, with the difference primarily driven by the following after-tax items:
•$9 million higher net revenues relating to the rate adjustment mechanism (RAM) and annual revenue adjustment (ARA) mechanism, which included the customer dividend and an offset of $4 million ($6.6 million pre-tax) of management audit savings delivered to customers;
•$4 million from lower enterprise resource planning (ERP) system implementation benefits to be returned to customers, as delivery of the Oahu ERP benefits commitment was completed in 2020;
•$3 million higher other revenues from activities billed to third parties;
2 Note: Utility amounts indicated as after-tax in this earnings release are based upon adjusting items using a current year composite statutory tax rate of 25.75%.

•$2 million from higher performance incentive mechanisms (PIMs), primarily related to achievement of Interconnection Experience PIM objectives; and
•$1 million higher allowance for funds used during construction (AFUDC).
These items were partially offset by the following after-tax items:
•$5 million from higher depreciation expense due to increasing investments to integrate more renewable energy and improve customer reliability and system efficiency;
•$3 million higher interest expense due to higher borrowings;
•$3 million related to lower fuel efficiency due to planned maintenance outages; and
•$1 million higher operation and maintenance costs, including $5 million related to more generating facility overhauls and maintenance work performed in 2021, partially offset by $4 million lower environmental reserves.

Fourth Quarter Results:
Hawaiian Electric’s net income for the fourth quarter of 2021 was $42.0 million, compared to $43.0 million in the fourth quarter of 2020. The decrease in net income compared to the prior year quarter was primarily driven by the following after-tax items: (i) lower revenue from a timing change in target revenue recognition methodology, with target revenues recognized on an annual basis remaining unchanged, (ii) higher other operations and maintenance expense, partially offset by environmental reserves recorded in 2020, (iii) higher depreciation, (iv) lower fuel efficiency due to planned maintenance outages, and (v) higher interest expense. These items were partially offset by higher revenues from PIMs and the RAM and ARA mechanisms, which included the customer dividend and management audit savings delivered to customers.

AMERICAN SAVINGS BANK EARNINGS
Full Year Results:
American Savings Bank’s (American) full year 2021 net income was $101.2 million compared to $57.6 million in 2020.
Net interest income was $237.2 million compared to $233.5 million in 2020. The increase in net interest income was primarily due to higher average earning assets driven by increased liquidity from continued strong deposit growth, lower cost of funds and higher fee income associated with the Paycheck Protection Program (PPP) loan portfolio. Noninterest income was $64.7 million compared to $78.1 million in 2020. The decrease in noninterest income was primarily due to lower mortgage banking income and lower gains on sales of securities compared to 2020.

Results for 2021 included significant negative provision for credit losses of $25.8 million compared to provision for credit losses of $50.8 million in 2020. The negative provision for credit losses reflects favorable credit trends and significant economic improvement in 2021 compared to the prior year, and a slight shift in loan portfolio composition with growth in the real estate secured portfolio.
Noninterest expense was $197.2 million compared to $191.6 million in 2020. The increase in noninterest expense was primarily due to higher incentive compensation costs, reflecting the bank’s strong 2021 performance, and higher data processing expense as the bank upgrades its technology and data capabilities to expand customer relationships, partially offset by lower COVID-19 related expenses.
As of December 31, 2021 and compared to December 31, 2020:
•total earning assets were $8.5 billion, up 11.4%;
•total loans were $5.2 billion, down 2.3%. Excluding PPP loan forgiveness, the loan portfolio grew by 2.1%;
•the investment securities portfolio was $3.1 billion, up 40.9% as growth in deposits continued to outpace loan growth; and
•total deposits were $8.2 billion, up 10.6%. The average cost of funds was 0.06% for the full year 2021, ten basis points lower than the prior year.
American’s return on average equity3 was 13.8% compared to 8.1% in 2020. Return on average assets was 1.15% compared to 0.74% in 2020.

Fourth Quarter Results:
Net income for the fourth quarter of 2021 was $22.1 million, compared to $19.3 million in the third quarter of 2021 and $15.7 million in the fourth quarter of 2020. Results for the fourth quarter of 2021 included a negative provision for credit losses of $3.5 million compared to a provision for credit losses of $11.3 million in the fourth quarter of 2020.
Overall, American’s return on average equity3 for the fourth quarter was 12.1%, compared to 10.3% in the linked quarter and 8.6% in the fourth quarter of 2020. Return on average assets was 0.97% for the fourth quarter of 2021, compared to 0.86% in the linked quarter and 0.77% in the fourth quarter of 2020.
3 Bank return on average equity calculated using daily average common equity.

Please refer to American’s news release issued on January 28, 2022 for additional information on American.

HOLDING AND OTHER COMPANIES
The holding and other companies’ net loss was $32.7 million in 2021 compared to $29.1 million in 2020. The fourth quarter net loss of $9.6 million was $1.4 million higher than the prior year quarter. The greater net loss compared to the prior year and prior year quarter was primarily due to higher performance incentive compensation.

BOARD INCREASES QUARTERLY DIVIDEND
On February 11, 2022, HEI announced that the Board of Directors increased the quarterly cash dividend to $0.35 per share from $0.34 per share, payable on March 10, 2022 to shareholders of record at the close of business on February 24, 2022 (ex-dividend date is February 23, 2022). This quarterly dividend is equivalent to an annual rate of $1.40 per share. Dividends have been paid on an uninterrupted basis since 1901. At the indicated annual dividend rate and based on the closing price per share on February 11, 2022 of $41.29, HEI’s dividend yield is 3.4%.

WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2022 GUIDANCE
HEI will conduct a webcast and conference call to review its consolidated results and
2022 earnings guidance and outlook on Monday, February 14, 2022 at 11:15 a.m. Hawaii time (4:15 p.m. Eastern).
To listen to the conference call, dial 1-844-200-6205 (U.S.) or 1-929-526-1599 (international) and enter passcode 718780. Parties may also access presentation materials and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through February 28, 2022. To access the audio replay, dial 1-866-813-9403 (U.S.) or 44-204-525-0658 (international) and enter passcode 312244.
HEI and Hawaiian Electric intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor

Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may sign up to receive e-mail alerts via the “Investor Relations” section of the website. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.
Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms to review documents filed with, and issued by, the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.

ABOUT HEI
The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, American Savings Bank, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions

(which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2020 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended December 31		Years ended December 31
(in thousands, except per share amounts)	2021	2020	2021	2020
Revenues
Electric utility	$693,394	$571,095	$2,539,636	$2,265,320
Bank	75,799	80,415	306,398	313,511
Other	1,079	707	4,345	944
Total revenues	770,272	652,217	2,850,379	2,579,775
Expenses
Electric utility	625,826	502,822	2,260,078	1,996,770
Bank	47,755	62,002	178,195	251,702
Other	7,828	6,719	26,040	19,810
Total expenses	681,409	571,543	2,464,313	2,268,282
Operating income (loss)
Electric utility	67,568	68,273	279,558	268,550
Bank	28,044	18,413	128,203	61,809
Other	(6,749)	(6,012)	(21,695)	(18,866)
Total operating income	88,863	80,674	386,066	311,493
Retirement defined benefits credit (expense)—other than service costs	1,139	(240)	5,848	(3,210)
Interest expense, net—other than on deposit liabilities and other bank borrowings	(23,833)	(22,220)	(94,363)	(88,694)
Allowance for borrowed funds used during construction	864	751	3,250	2,992
Allowance for equity funds used during construction	2,539	2,212	9,534	8,768
Gain on sale of investment securities, net	—	—	528	9,275
Income before income taxes	69,572	61,177	310,863	240,624
Income taxes	14,578	10,219	62,807	40,910
Net income	54,994	50,958	248,056	199,714
Preferred stock dividends of subsidiaries	473	473	1,890	1,890
Net income for common stock	$54,521	$50,485	$246,166	$197,824
Basic earnings per common share	$0.50	$0.46	$2.25	$1.81
Diluted earnings per common share	$0.50	$0.46	$2.25	$1.81
Dividends declared per common share	$0.34	$0.33	$1.36	$1.32
Weighted-average number of common shares outstanding	109,311	109,181	109,282	109,140
Weighted-average shares assuming dilution	109,565	109,339	109,580	109,356
Net income (loss) for common stock by segment
Electric utility	$42,041	$43,041	$177,642	$169,340
Bank	22,129	15,658	101,234	57,583
Other	(9,649)	(8,214)	(32,710)	(29,099)
Net income for common stock	$54,521	$50,485	$246,166	$197,824
Comprehensive income attributable to Hawaiian Electric Industries, Inc.	$42,101	$49,940	$194,897	$216,599
Return on average common equity (%) (twelve months ended)			10.4	8.6

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

Hawaiian Electric Company, Inc. (Hawaiian Electric) and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended December 31		Years ended December 31
($ in thousands, except per barrel amounts)	2021	2020	2021	2020
Revenues	$693,394	$571,095	$2,539,636	$2,265,320
Expenses
Fuel oil	197,104	124,560	644,349	515,274
Purchased power	179,974	143,070	670,494	568,749
Other operation and maintenance	126,232	125,361	475,412	474,192
Depreciation	57,347	55,498	229,469	222,733
Taxes, other than income taxes	65,169	54,333	240,354	215,822
Total expenses	625,826	502,822	2,260,078	1,996,770
Operating income	67,568	68,273	279,558	268,550
Allowance for equity funds used during construction	2,539	2,212	9,534	8,768
Retirement defined benefits credit (expense)—other than service costs	972	432	3,890	(763)
Interest expense and other charges, net	(18,321)	(17,026)	(72,447)	(67,794)
Allowance for borrowed funds used during construction	864	751	3,250	2,992
Income before income taxes	53,622	54,642	223,785	211,753
Income taxes	11,082	11,102	44,148	40,418
Net income	42,540	43,540	179,637	171,335
Preferred stock dividends of subsidiaries	229	229	915	915
Net income attributable to Hawaiian Electric	42,311	43,311	178,722	170,420
Preferred stock dividends of Hawaiian Electric	270	270	1,080	1,080
Net income for common stock	$42,041	$43,041	$177,642	$169,340
Comprehensive income attributable to Hawaiian Electric	$41,505	$41,302	$177,281	$167,700
OTHER ELECTRIC UTILITY INFORMATION
Kilowatthour sales (millions)
Hawaiian Electric	1,592	1,624	6,170	6,183
Hawaii Electric Light	270	257	1,044	978
Maui Electric	273	260	1,047	959
	2,135	2,141	8,261	8,120
Average fuel oil cost per barrel	$94.78	$58.19	$80.06	$63.00
Return on average common equity (%) (twelve months ended)[1]			8.1	8.1
1 Simple average.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in Hawaiian Electric filings with the SEC.

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Years ended December 31
(in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
Interest and dividend income
Interest and fees on loans	$48,384	$49,445	$52,629	$198,802	$214,134
Interest and dividends on investment securities	11,755	11,996	7,590	43,464	30,529
Total interest and dividend income	60,139	61,441	60,219	242,266	244,663
Interest expense
Interest on deposit liabilities	1,062	1,176	1,709	4,981	10,654
Interest on other borrowings	4	5	11	59	460
Total interest expense	1,066	1,181	1,720	5,040	11,114
Net interest income	59,073	60,260	58,499	237,226	233,549
Provision for credit losses	(3,458)	(1,725)	11,307	(25,825)	50,811
Net interest income after provision for credit losses	62,531	61,985	47,192	263,051	182,738
Noninterest income
Fees from other financial services	5,888	4,800	4,541	21,225	16,447
Fee income on deposit liabilities	4,634	4,262	4,217	16,663	16,059
Fee income on other financial products	2,003	2,124	1,773	8,770	6,381
Bank-owned life insurance	1,107	2,026	2,051	7,318	6,483
Mortgage banking income	1,808	1,272	7,801	9,305	23,734
Gain on sale of investment securities, net	—	—	—	528	9,275
Other income, net	220	283	(187)	851	(256)
Total noninterest income	15,660	14,767	20,196	64,660	78,123
Noninterest expense
Compensation and employee benefits	27,375	30,888	27,156	113,970	104,443
Occupancy	5,358	5,157	5,171	20,584	21,573
Data processing	4,472	4,278	3,717	17,634	14,769
Services	2,718	2,272	3,214	10,327	11,121
Equipment	2,521	2,373	2,371	9,510	9,001
Office supplies, printing and postage	1,145	1,072	1,046	4,239	4,623
Marketing	1,562	995	1,527	3,870	3,435
FDIC insurance	823	808	775	3,235	2,342
Other expense[1]	3,993	3,668	4,470	13,783	20,283
Total noninterest expense	49,967	51,511	49,447	197,152	191,590
Income before income taxes	28,224	25,241	17,941	130,559	69,271
Income taxes	6,095	5,976	2,283	29,325	11,688
Net income	$22,129	$19,265	$15,658	$101,234	$57,583
Comprehensive income	$9,840	$7,581	$18,306	$48,506	$81,191
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.97	0.86	0.77	1.15	0.74
Return on average equity	12.10	10.26	8.58	13.76	8.11
Return on average tangible common equity	13.63	11.52	9.67	15.49	9.17
Net interest margin	2.79	2.90	3.12	2.91	3.29
Efficiency ratio	66.86	68.66	62.83	65.31	61.47
Net charge-offs to average loans outstanding	0.03	0.03	0.36	0.07	0.40
As of period end
Nonaccrual loans to loans receivable held for investment	0.86	0.97	0.89
Allowance for credit losses to loans outstanding	1.36	1.48	1.90
Tangible common equity to tangible assets	7.1	7.3	7.9
Tier-1 leverage ratio	7.9	8.0	8.4
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$19.0	$12.0	$3.0	$59.0	$31.0
1     The fourth quarter of 2021, the third quarter of 2021 and year ended December 31, 2021 include approximately $0.1 million, $0.1 million and $0.6 million, respectively, of certain direct and incremental COVID-19 related costs. The fourth quarter and year ended December 31, 2020 include approximately $0.6 million and $5.1 million, respectively, of certain significant direct and incremental COVID-19 related costs. For 2020, these costs, which have been recorded in Other expense, include $2.5 million of compensation expense and $2.0 million of enhanced cleaning and sanitation costs.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.